Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	May 4, 2022
CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer
PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC. ANNOUNCES

SPECIAL ONE TIME CASH DIVIDEND

White Plains, New York, May 4, 2022 — NorthEast Community Bancorp, Inc. (the “Company”) (Nasdaq: NECB) announced today that its Board of Directors has declared a special one-time cash dividend of $0.18 per common share. The dividend will be paid on or about May 31, 2022 to shareholders of record as of the close of business on May 16, 2022.

About NorthEast Community Bancorp, Inc.

The Company is the holding company for NorthEast Community Bank. NorthEast Community Bank is a New York State chartered savings bank that operates seven full-service branches in New York and three full-service branches Massachusetts and loan production offices in White Plains and New City, New York.

Cautionary Note About Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions, the effect of the COVID-19 pandemic (including its impact on NorthEast Community Bank’s business operations and credit quality, on our customers and their ability to repay their loan obligations and on general economic and financial market conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area and changes in relevant accounting principles and guidelines. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.